Exhibit 99.1

Press Release

CEVA ANNOUNCES RECORD FOURTH QUARTER REVENUE AND EARNINGS

Record revenue, royalties, units shipped and gross margin drive 17% sequential improvement in fourth quarter earnings

SAN JOSE, Calif. - February 2, 2004 -CEVA Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of digital signal processor (DSP) cores and communications solutions to the semiconductor industry, today announced financial results for the fourth quarter and year ended December 31, 2004. Concurrently, a presentation on CEVA’s 2004 performance, including 2005 guidance, is available on the Company’s web site at www.ceva-dsp.com.

2004 Fourth Quarter
Total revenue for the 2004 fourth quarter was $10.0 million, compared to $9.7 million reported in the third quarter 2004 and $9.6M in the year ago quarter. Fourth quarter licensing revenue was $6.7 million compared to $6.9 million in the third quarter 2004. A record seven license deals completed in the quarter, including two CEVA-X agreements, has resulted in a significantly increased order backlog. Fourth quarter 2004 royalty revenue was $2.0 million (20% of total revenue), representing an increase of 31% from $1.6 million reported in the third quarter 2004. Shipped units by licensees increased to a record 33 million in the fourth quarter 2004 compared to 31 million shipped in the third quarter 2004, and an 88% increase from 17.5 million units shipped in the fourth quarter 2003.

Commenting on the Fourth Quarter, Chet Silvestri, Chairman and CEO of CEVA said:

“I am pleased to report that we completed 2004 with our best ever quarterly performance for CEVA. In the fourth quarter CEVA grew revenues, earnings, and royalties while exiting the year with a substantially increased order backlog year-over-year. Another highlight of the quarter was that our licensing partners shipped a record 33 million units, up 88% over the fourth quarter 2003.”

Fourth quarter gross margin was 90% compared with 88% in the prior quarter and 85% in the 2003 fourth quarter. Fourth quarter net income increased 17% to $653,000, or $0.03 per share compared with third quarter 2004 net income of $560,000, or $0.03 per share. The Company reported a net loss of $9.6 million, or $0.53 net loss per share in the year ago fourth quarter. The Company generated $1.9 million in cash during the 2004 fourth quarter.

The Company completed seven license agreements during the fourth quarter including major multi-use agreements for CEVA-X DSP and SATA technologies serving the wireless and consumer multimedia markets. In the quarter, the Company launched CEVA Mobile-Multimedia, a complete system-solution targeting the portable multimedia market; launched the CEVAnet third party developer partner program with over 30 independent developers; and announced licensing agreements with Atmel (targeting storage solutions), Zoran (targeting home multimedia solutions), Spreadtrum (targeting Chinese 3G solutions); and Sharp (targeting portable multimedia solutions).

Full-Year 2004 Review:

Total revenue for 2004 was $38.5 million, compared to $36.8 million reported in 2003. Excluding hard IP and certain other non-strategic IP revenues that CEVA exited from in 2003, CEVA’s continuing operations achieved strong double digit growth in 2004. With a total of 24 license agreements in the year, 2004 licensing revenue was $27.1 million, compared to $25.7 million reported in 2003. 2004 royalty revenue was $6.0 million, compared to $4.1 million reported in 2003. Shipped units by licensees increased 94% to 106 million in 2004 compared to 55 million shipped in 2003.

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“In 2004, we achieved our objectives of revenue growth and profitability. Our DSP business enjoyed robust demand in the year which we expect to sustain into 2005. Year-over-year units shipped by our licensees have nearly doubled to a record 106 million units in 2004. Our focused cost management has resulted in a profit throughout 2004 and cash generation for the year,” added Silvestri.

2004 gross margin was 87% compared with 84% in 2003. Operating expenses for 2004 were $31.3 million, a decrease of 26% over $42.5 million recorded in 2003, principally as a result of $12 million restructuring and impairment charges in 2003. 2004 net income was $2.1 million or $0.11 per share, compared to a net loss of $12.0 million or $0.66 loss per share in 2003.

The company completed a total of 24 licenses in 2004. Major contributors for licensing activity were new technologies launched and deployed in the year including CEVA-X1620 DSP core (total of five licensees), CEVA Xpert Teak DSP (total of five licensees) , and CEVA SATA serial connect (total of four licensees) technologies. In 2004, CEVA announced licensing agreements with industry leaders in wireless and consumer multimedia markets including Atmel, Eonex, Kawasaki, Oki, JRC, National Semiconductor, Renesas, Samsung, Sharp, Spreadtrum, Tower, UMC and Zoran.

Solid Balance Sheet

As a result of generating cash during the year, the Company’s cash balances and marketable securities were $59.6 million at December 31, 2004. In addition, DSOs improved significantly in the fourth quarter 2004.

2005 Guidance

Building upon the success of its DSP technology and solutions, the Company is anticipating that revenue will grow strongly in 2005 and be in the range of $44 million to $46 million. The Company estimates that gross margin will be in the range of 88% to 90% and total operating expenses between $36 million and $37 million. The Company is expecting full year 2005 net income to be in the region of $3.5 million to $4.5 million.

“We anticipate that 2005 will be a year of continued growth for CEVA. We enter 2005 with a significantly increased order backlog, healthy sales pipeline and the expectation of continued growth in royalty unit shipments,” concluded Silvestri, Chairman.

2004 Customer Adoption Highlights

•	CEVA Licenses Xpert-Teak DSP Platform To Sharp For Portable Multimedia Devices

•	Spreadtrum Launches World's First Chinese 3G Chipset Powered By CEVA-Teak DSP

•	CEVA Launches CEVAnet Partner Program To Extend DSP Offerings And Deliver Complete Solutions

•	Zoran Licenses And Deploys CEVA-TeakLite DSP Core To Power DVD Chipset Solution

•	Atmel Licenses Industry-Leading CEVA-X DSP And System Platform To Power Next-Generation High Performance Storage Applications

•	NemeriX Licenses CEVA GPS 4000 IP And Announces Assisted GPS Chipset Targeting Mobile Phone Market

•	Japan Radio Co. Licenses CEVA-Teak DSP Core For Baseband Radio Communications

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•	CEVA Speeds Customer's Time To Silicon With The Launch Of CEVA Services

•	CEVA Confirmed As World's Leading Licensor Of DSP Intellectual Property

•	Renesas Technology Licenses CEVA's Xpert-Blue Platform And Achieves Bluetooth 1.2 Certification

•	CEVA Announces Foundry Program Partnership With Tower Semiconductor

•	CEVA Licenses CEVA-X DSP Architecture to Korea's EoNex to Power 3G Wireless Solutions

•	Samsung Licenses CEVA’s Newest Generation CEVA-X DSP Core

•	Oki Electric Licenses and Deploys CEVA DSP Core to Power Digital Audio MP3 Consumer Chip Solution

•	CEVA Licenses Xpert-Teak DSP Platform To National Semiconductor

•	Kawasaki Microelectronics Partners with CEVA to Add Fully Compliant 1.5Gbps Serial ATA

•	CEVA Launches Foundry Program With UMC

2004 CEVA Technology Highlights

•	CEVA Shatters Performance Record for Licensable DSP Core With CEVA-X

•	CEVA Launches Mobile-Media — The First Fully Programmable Solution For Mobile-Multimedia Applications

•	CEVA Launches CEVA-XS System On Chip Platforms For Wireless And Consumer Multimedia Markets

•	CEVA Announces Launch Of Lowest-Power SGMII IP For Gigabit Ethernet Interfaces In Enterprise And Carrier Data Communications Systems

•	CEVA's GPS Solution Utilizes Proven DSP Technology to Lower Cost and Improve Battery Life of Global Positioning-Enabled Mobile Devices

•	CEVA Demonstrates Interoperability of Breakthrough Sub 80mW Serial ATA IP Solution

•	CEVA Launches Xpert-Media - A Complete, Licensable and Scalable Video and Audio Media Processing Platform

•	CEVA Announces Launch and Licensing of Xpert-Blue Bluetooth Communications IP

CEVA Conference Call
On February 2, 2005, CEVA management will conduct a conference call at 11:00 a.m. EST/16.00 p.m. London time, to discuss the operating performance for the quarter. To participate in the conference call, US domestic callers can dial 877-951-7311 and international callers can dial 207-019-0810, access code “CEVA.”

The conference call will also be available live via the Internet by accessing the CEVA web site at www.ceva-dsp.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 877-274-0697 for US domestic callers and 207-970-8265 for international callers from two hours after the end of the call until 11:59 p.m. (ET) on February 9, 2005. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

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For More Information Contact:

Barry Nolan	Michael Polyviou/Kirin Smith
CEVA, Inc.	Financial Dynamics
408.514.2929	212.850.5600

About CEVA, Inc.

Headquartered in San Jose, Calif., CEVA is the leading licensor of DSP cores and integrated multimedia/communications solutions to the semiconductor industry. CEVA licensees a family of programmable DSP cores; associated SoC system platforms; and a portfolio of complete system-solutions in t video processing, audio processing, speech processing, GPS location, Serial-ATA (SATA), VoIP and Bluetooth communications. CEVA’s technology was embedded in over 100 million devices in 2004. CEVA was created through the merger of the DSP licensing division of DSP Group and Parthus Technologies. For more information visit www.ceva-dsp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The forward looking statements in this press release include statements concerning CEVA pursuing internal and external growth initiatives, market growth, continued momentum of revenue and profit growth, revenue, gross margins, total operating expenses and net income estimates for 2005, and extending its position as the number one licensor of DSP solutions for the semiconductor industry. The risks, uncertainties and assumptions referred to above include macroeconomic and geopolitical trends and events; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of slow growth; that the market for the sale of our technology may not develop as expected; that we rely significantly on revenue derived from a limited number of licensees; the possible loss of key employees and/or senior management; the challenges of managing a geographically dispersed operation and other risks that are described from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and reports filed after the Form 10-K. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

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CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Quarter ended December 31,		Year ended December 31,		Quarter ended September 30,
	2004	2003	2004	2003[1]	2004
	Unaudited	Unaudited	Unaudited		Unaudited
Revenues:
Licensing and royalties	$8,686	$7,993	$33,117	$29,795	$8,482
Other revenue	1,329	1,611	5,402	7,041	1,232

Total revenues	10,015	9,604	38,519	36,836	9,714

Cost of revenues	1,018	1,407	5,178	6,061	1,199

Gross profit	8,997	8,197	33,341	30,775	8,515

Operating expenses:
Research and development, net	4,661	4,791	17,276	17,382	4,384
Sales and marketing	1,806	1,800	6,965	6,058	1,768
General and administrative	1,704	1,691	6,213	6,109	1,555
Amortization of intangible assets	223	271	892	1,127	223
Reorganization, restructuring and severance charge	—	5,838	—	8,620	—
Impairment of assets	—	3,233	—	3,233	—

Total operating expenses	8,394	17,624	31,346	42,529	7,930

Operating income (loss)	603	(9,427)	1,995	(11,754)	585
Other income (expense), net	300	56	796	63	145

Income (loss) before taxes on income	903	(9,371)	2,791	(11,691)	730
Taxes on income	250	200	675	300	170

Net income (loss)	653	(9,571)	2,116	(11,991)	560

Basic income (loss) per share	$0.04	$(0.53)	$0.11	$(0.66)	$0.03
Diluted income (loss) per share	$0.03	$(0.53)	$0.11	$(0.66)	$0.03

Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	18,522	18,167	18,421	18,106	18,453
Diluted	19,106	18,167	19,016	18,106	18,793

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CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. Dollars in Thousands

	December 31, 2004	December 31, 2003[1]	September 30, 2004
	Unaudited		Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$28,844	$59,130	$27,035
Marketable securities	30,794	—	30,730
Trade receivables, net	10,906	10,226	11,583
Deferred tax assets	125	—	—
Other current assets and prepaid expenses	1,350	1,945	1,591
Total current assets	72,019	71,301	70,939
Long-term investments:
Severance pay fund	1,713	1,487	1,534
Deferred tax assets	70	—	—
Property and equipment, net	4,471	4,792	4,690
Goodwill	38,398	38,398	38,398
Other intangible assets, net	2,563	3,455	2,786
Total assets	$119,234	$119,433	$118,347

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$1,714	$3,030	$1,881
Accrued expenses and other payables	10,166	12,876	9,604
Taxes payable	737	891	965
Deferred revenues	976	1,064	1,046
Total current liabilities	13,593	17,861	13,496
Long-term liabilities:
Accrued severance pay	1,844	1,510	1,609
Accrued liabilities	782	1,583	1,229
Total long-term liabilities	2,626	3,093	2,838

Stockholders' equity:
Common Stock:	19	18	18
Additional paid in-capital	136,868	134,449	136,520
Accumulated deficit	(33,872)	(35,988)	(34,525)
Total stockholders' equity	103,015	98,479	102,013
Total liabilities and stockholders' equity	$119,234	$119,433	$118,347

1The year ended December 31, 2003 statement of operations and balance sheet information has been derived from the December 31, 2003 audited consolidated financial statements of the Company.

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